AGREEMENT

          This AGREEMENT dated as of November 1, 1994, between ORANGE AND ROCKLAND UTILITIES, INC., a New York corporation (the "Corporation"), with offices at One Blue Hill Plaza, Pearl River, New York 10965, and Kroll Associates, Inc. (the "Contractor"), 900 Third Avenue, New York, N.Y. 10022 (hereinafter "the parties").

W I T N E S S E T H
          WHEREAS, the Corporation has entered into a Joint Cooperation Agreement ("JCA") dated November 3, 1993 with the Office of the District Attorney, Rockland County ("DAO"), in which the Corporation agreed to engage at its expense for a period of up to seven (7) years, the services of an independent Inspector General;
          WHEREAS, the DAO, the Corporation, and Contractor recognize that, to utilize an Inspector General successfully in a private sector corporation requires that the Inspector General not only be independent and able, but also function in a cost-effective manner and without interfering with legitimate managerial discretion and business operations;
          WHEREAS, pursuant to the JCA, the choice of an Inspector General was to be made by the Corporation from a list of reputable and qualified candidates provided by the DAO, and the Corporation has chosen Robert J. McGuire, President of Contractor from that list to act as Inspector General (Robert J. McGuire being hereinafter referred to as the "IG"); and
          WHEREAS, the Corporation and Contractor desire to set forth their agreement for the performance of services by the Inspector General, more fully described below;
          NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties agree as follows:
     1. Work to be performed. The IG, in performing his duties under this agreement, will assist the Corporation in developing the systems and standards necessary to accomplish the purposes of the JCA in a cost effective manner and as soon as practicable. The functions of the IG under this agreement will be to work in cooperation with the management of the Corporation in order to:
(a) assure that the business practices of the Corporation remain free of illegal and unethical conduct by and between officers and employees of the corporation and outside vendors and entities with whom the Corporation conducts business; (b) identify illegal and unethical conduct and report possible violations of the law to the appropriate law enforcement and regulatory agencies and subsequently provide necessary cooperation to those agencies; (c) devise, implement and review programs to raise and maintain ethical standards within the Corporation; (d) examine and evaluate the Corporation's policies and practices regarding the contracting of services to outside vendors, political contributions and reimbursement of expenses incurred by Corporation officers and employees; (e) cooperate and interact, if required, with regulatory bodies and officials concerning Contractor's activities and findings (including conferences and testimony); (f) report in writing at least every three months, and upon the completion or termination of this Agreement, describing Contractor's activities and findings to the Corporation's officers, its Board of Directors and relevant committees, the DAO, and, if required, to the relevant public utility commissions; (g) include in each annual report submitted Contractor's views with regard to the measures which the Corporation has taken and still needs to take in order to fulfill the purposes of the JCA in establishing an IG position.
     2. Authority of Contractor. The IG is and shall remain independent of the Corporation for the duration of this Agreement. The IG shall have the right and the responsibility to examine issues within the scope of the IG's assignment, to form his own judgments on such issues, and to report the facts and his judgments to appropriate recipients of such information. In performing these tasks, the IG shall have the following powers, among others, as provided in the JCA:
     a. access to all books, records, files, accounts and correspondence of the corporation;
     b. power to interview witnesses and seize documents and to take testimony formally or informally, or otherwise in the discretion of the Contractor, consistent with the due process and other rights of affected individuals;
     c. power to review and report with respect to certain business operations of the organization including, but not limited to, expenditures, vendor contracts and human resource decisions; and
     d. power to review, report and recommend the removal from his or her position any officer, supervisor, agent, representative or employee.
     It is agreed by the parties that the IG will have full authority over his staff, but shall have no authority to hire, fire or determine the terms of employment of any individual officer or employee of the Corporation other than the IG's ability to review, report and recommend as enumerated above. Additionally, to supplement the IG's authority to investigate and provide meaningful access to employees, the Corporation agrees that no official or employee may be disciplined, penalized, or in any way disadvantaged by the Corporation for communicating information to the IG in a manner considered by the IG to have been in good faith. A statement reflecting this policy shall be published and made known to all employees.
     In exercising his authority, the IG will not perform any managerial function for the Corporation or interfere with the business judgments and managerial discretion of Corporation officials. The IG will also accurately state the views of the Corporation in any oral or written report made by the IG and conveyed to persons outside the Corporation concerning any matter with regard to which the IG and the Corporation may have a difference of views.
     3. Facilities and Personnel. The Corporation will supply the IG adequate office space, equipment, and personnel support to perform the work contemplated in this Agreement. The Contractor acknowledges that the Corporation has retained it to provide the services of Robert J. McGuire to perform the role of IG and that his personal services are an essential part of the agreed exchange for this contract. To the extent the IG needs to rely on additional personnel in performing this Agreement, the IG shall endeavor to the extent possible (consistent with the IG's obligations and independence) to rely upon the Corporation's regular employees, agents, and professionals. The Corporation agrees that the IG may routinely utilize the services of the non-Corporation personnel reflected in Appendix A, and their services shall be considered covered by the contract price. Where the IG concludes that, because extraordinary services are required, the use of additional non-Corporation employees, agents, or professionals is necessary, the IG shall so notify the Corporation, specifying the reasons for his conclusion and the type and number of non-Corporation personnel that the IG believes it is necessary to retain. The Corporation and the IG shall discuss any questions each may have with regard to any such proposal, and may seek the assistance of the DAO in resolving any differences. Where the IG believes it is necessary to utilize non-Corporation personnel or otherwise expend funds beyond the contract price without previously notifying the Corporation due to an overriding need for confidentiality, the IG will seek the prior approval of the DAO for such actions and will notify the Corporation as soon as possible. The Corporation will pay the reasonable and necessary costs associated with the retention of non-Corporation personnel, when approved by the Corporation or to the extent considered necessary by the DAO.
     4. Compensation. The Corporation will pay Contractor, for all the regular services contemplated in this Agreement, by the IG, the staff of Contractor and any other non-Corporation personnel, the Sum of $250,000.00, to be paid in twelve equal installments at the end of each month during the first year and any subsequent annual renewal. The Corporation will not be responsible for providing the IG or any of Contractor's staff or other non-Corporation personnel with any form of employee benefit. The contract price will cover all services contemplated in this Agreement, and all expenses incurred by the IG, Contractor and the Contractor's staff associated with such services. If additional, extraordinary services are required, or reasonable and necessary expenses associated with such services are incurred, Contractor will file claims for such services and/or expenses in accordance with the Corporation's policies, as set forth in Appendix B of this Agreement. Costs beyond the contract price shall be incurred on the basis of the procedures described in paragraph 3 above.
     5. Confidentiality. The IG and Contractor will treat all information received from Corporation personnel, written or oral, as confidential. The IG and Contractor will not disclose any such information to any person or entity except as necessary to fulfill the IG's and Contractor's duties under this Agreement. The IG and Contractor will seek to ensure that all materials supplied by the IG to the DAO and other governmental authorities are accorded the maximum degree of protection permitted by applicable law. See, e.g., N.Y. Freedom of Information Law, N.Y. Pub. Off. Law Sections 84-90.
     6. Policies of Employment. The IG and Contractor will at all times in the performance of this Agreement comply with all federal, state and local laws, rules and regulations with respect to labor relations, minimum wages and hours or other matters relating to employment. Without limiting the foregoing, the IG and Contractor will comply with the requirements of Executive Orders 11246 and 11701, as amended, and any regulations thereunder, and, specifically, the IG and Contractor will comply with the Equal Employment Provisions set forth as Appendix C to this Agreement, except as the IG and Contractor may indicate on such attachment an exemption from such provisions.
     7. Independence of the IG. The IG and Contractor are independent contractors and neither is an employee, subcontractor, agent or representative of the Corporation, and each of the Contractor's employees to be engaged in the performance of this Agreement, including the IG, shall be at all times an employee of the Contractor and not an employee, agent or representative of the Corporation.
     8.   Duration.
          a. This Agreement is for a one-year period, commencing on the date of its complete execution but no sooner than November 1, 1994. It will be extended automatically for up to six consecutive annual periods after the first year, unless the Corporation and the DAO both agree to an earlier termination date, in which case Contractor should be given no less than sixty
(60) days written notice of such earlier termination.
          b. This Agreement may be terminated for cause at any time, on 30 days' written notice to Contractor from the Corporation, with the written consent of the DAO.
          c. Contractor agrees that any notice of termination for cause or otherwise, received from the Corporation and duly consented to by the DAO, will be final and not subject to any form of challenge by Contractor.
          d. Contractor may terminate this Agreement on 30 days written notice to the Corporation and the DAO without cause.
     9. Disputes. Any controversy or claim arising out of or relating to this Agreement will be settled by arbitration in New York City under the Commercial Arbitration Rules of the American Arbitration Association, before a single arbitrator. The arbitrator must render his or her decision within 30 days following selection. Judgment upon any award of the arbitrator may be entered in any court having jurisdiction thereof.
     10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, as if all acts or omissions related hereto occurred in such state.
     11.  Indemnification.
     (a) To the fullest extent permitted by law, Contractor shall indemnify and save harmless the Corporation (for purposes of this paragraph 11 and paragraph 12, the word "Corporation" shall be deemed to include its officers, employees, representatives and agents) from all liability, losses, damages, costs and expenses (including attorneys' fees), claims, actions, demands, suits, judgments and settlements of any nature whatsoever resulting from any actions by Contractor or any of its employees, including the IG, constituting negligence, gross negligence, fraud, willful or unlawful conduct during the performance of this Agreement or work performed hereunder, including but not limited to any such liability, losses or claim for injury or death to any person or damage to property.
     (b) The provisions of this paragraph 11 shall survive Contractor's completion of performance hereunder and any other termination of this Agreement.
     12.  Insurance.
     (a) Before commencing work under this Agreement, Contractor shall procure and maintain at its own expense until the termination of this Agreement, and for a longer time period as required below, the following minimum insurance in forms and with insurance companies acceptable to the
Corporation:
          (1) Workers' Compensation Insurance for statutory obligations imposed by Workers' Compensation or Occupational Disease Laws, and Employer's Liability Insurance with a minimum limit of $500,000. When applicable, coverage shall include the United States Longshoreman's and Harbor Workers' Compensation Act and the Jones Act.
          (2) General Liability Insurance including Personal Injury, Broad form Property Damage, Products/Completed Operations, Contractual
     Liability and Contractor Protective Liability Insurance covering all operations required to complete Contractor's work with minimum limits of liability of $1,000,000 per occurrence.
          (3) Automobile Liability Insurance, including coverage for all owned, non-owned and hired automotive equipment used by Contractor in the performance of the work with minimum limits of liability of $1,000,000 per occurrence.
          (4) Professional liability errors and omissions insurance with minimum limits of liability of $1,000,000 per occurrence.
     (b) If any of Contractor's work under this Agreement is subcontracted, Contractor shall require each subcontractor to carry all insurance required under this paragraph 12 and to submit acceptable Certificates of Insurance to the Corporation prior to subcontractor's commencement of its work.
     (c)  For all insurance required hereunder, except Worker's
Compensation, professional liability errors and omissions, and Employers Liability, the Corporation shall be named as an additional insured.
     (d) All of the insurance required hereunder shall be primary to any or all other insurance coverage and shall not contribute with similar insurance in effect for the Corporation.
     (e) All insurance where the Corporation is an additional insured must contain provisions which state that the policy will respond to claims or suits by the Corporation and Contractor or any other insured thereunder.
     (f) All insurance required hereunder shall provide insurance for occurrences during the performance of services by Contractor and all subcontractors pursuant to this Agreement and for a period of two years after termination of this Agreement. In the event that any insurance as required herein is available only on a "claims-made" basis, such insurance shall provide for a retroactive date not later than the commencement of the work hereunder and such insurance shall be maintained by Contractor, with a retroactive date not later than the retroactive date required above, for a minimum period of five years after termination of this Agreement.
     (g) All insurance required herein shall be issued by an insurer licensed to do business in the States of New York and New Jersey and shall have a Best's Rating of not less than "A" and a net surplus of not less than $25,000,000.
     (h) Contractor's insurance carrier shall notify the Corporation of any material change in, or cancellation of, the insurance required hereunder at least 30 days prior to the effective date of any such change or cancellation.
     (i) Prior to commencement of work, Contractor shall provide, for the Corporation's review and approval, a Certificate of Insurance verifying the existence of insurance coverages in compliance with the requirements of this paragraph 12, from insurance companies acceptable to the Corporation. Unless otherwise specified, the Certificate of Insurance should be mailed to:

          Orange and Rockland Utilities, Inc.
          One Blue Hill Plaza
          Pearl River, New York 10965
          Attention:  General Counsel
     13.  Modification; Waiver.
          (a) No modification of this Agreement shall be valid unless made in writing and duly executed by the party to be bound by such modification.
          (b) Waiver of the breach of any of the terms or conditions of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.
     14. Assignment. Contractor shall not assign this personal-service Agreement or any part thereof or interest therein, or any monies due or to become due thereunder without the prior written consent of the Corporation, and any such assignment without such consent shall be void. Any consent by the Corporation, in its exclusive discretion, to any such assignment, shall not in any event relieve Contractor from full responsibility and liability for the due performance of all of the terms and conditions of this Agreement. Furthermore, in the event such consent is given, Contractor shall remain fully responsible to the Corporation for acts and omissions of Contractor's assignee and Contractor shall save Corporation harmless from any and all losses and expense caused thereby. In the event Robert J. McGuire becomes disassociated with Kroll Associates, the parties agrees that at the request of the Corporation they will take all necessary steps to enable Mr. McGuire to continue his service as IG and to relieve Contractor of all its obligations under this Agreement.
     15.  Notices.
          (a) Except as otherwise agreed to in writing by the parties hereto, any notice or other communication to either party hereto pursuant to any provision of this Agreement shall be effective only if it is in writing and if delivered personally or mailed postage prepaid, first class mail, return receipt requested, prior to the expiration of any time limitation governing the giving of the same:
     If to the Corporation, addressed to:

               Orange and Rockland Utilities, Inc.
               One Blue Hill Plaza
               Pearl River, New York 10965
               Attention:  General Counsel
     If to the Contractor, addressed to:

               Robert J. McGuire, Esq.
               Kroll Associates, Inc.
               900 Third Avenue
               New York, N.Y. 10022
          (b) Each party may at any time or times change the place to which such notices or other communications are to be addressed, on 30-days' written notice to the other party.
          (c) All such notices or other communications shall be deemed given, if mailed, when mailed to the appropriate address provided above, or when delivered personally to the party to receive such notice or other communication, provided, however, if pursuant to any provision of this Agreement, any response to any notice or other communication must be given within a specified time period, such time period shall not begin to run until the actual receipt of such notice or other communication by the party to receive such notice or other communication.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                              ORANGE AND ROCKLAND UTILITIES, INC.


                              By ___D. L. Peoples_______________

                              Title _Vice Chairman + CEO________

                              KROLL ASSOCIATES, INC.


                              By_Robert P. Connolly_____________

                              Title _Managing Director and General Counsel


ACCEPTED AND AGREED


_Robert J. McGuire___
Robert J. McGuire






                           APPENDIX A




          1.        Michael G. Cherkasky


          2.        James R. Murray


          3.        Accountants employed by
                      Kroll Associates, Inc.
                      who will be designated
                      from time to time


                                                       APPENDIX B




                       ORANGE AND ROCKLAND UTILITIES, INC.
                                AND SUBSIDIARIES
                           LAW FIRM BILLING PROCEDURES


      A. The Firm will bill the Company at the beginning of each month for services rendered and disbursements made in the previous month.
Each invoice shall contain the following information:

      1. Title of each matter for which time or disbursements are billed and the period covered by the bill.

      2. Name of each person whose time is separately billed, such person's billing rate and classification (i.e., partner, associate, paralegal).

      3. Total time (expressed in hours and fractions thereof) worked each day by each person, by matter.

      4. Brief narrative description of work performed each day by each person.

      5. Disbursements for each matter, each item to be listed individually by date and organized by classification (e.g., duplicating, telecopying, postage, air express, etc.); billing for disbursements will be in accordance with Attachment 1 - Billing for Expenses.

      6. Total time and fees for each matter billed for the period (including a summary of total time and fees for each person whose time is billed), total disbursements and total charges.

      7. Year-to-date amounts billed for services and disbursements by matter and for all matters in the aggregate; if the matter extends over more than one calendar year, additionally the cumulative total for services and disbursements since the matter's inception.

      8. Adjustments for fees and disbursements for discounted or nonrecoverable items, capped fees or similarly negotiated reduction.

      9. In litigation matters, and in other matters as specified by the Company, time and disbursements also shall be described and billed by task (e.g., work on a particular motion, work on interrogatories).
      B. The Firm will specify the following items in its bills: time shared with other clients; travel time; legal research and the subject of the research; computer research time and computer charges (if any);
the subject of all meetings, conferences and telephone calls.

      C. There will be no charge for word processing services, computer time (other than computerized legal research) or other support services except as part of authorized clerical overtime (see E below).

      D. Transportation, lodging and meal charges are expected to be reasonable. The Company will not pay for first class air travel.
Billing for expenses will be in accordance with Attachment 1 - Billing for Expenses.

      E. The Company expects that work by the Firm will ordinarily be performed during the normal working day. Overtime should not be billed unless the Company agrees in advance or there is an extraordinary circumstance. When travel occurs on the Company's behalf, the Company will compensate for time spent in transit at three quarters (3/4) the applicable hourly rate per individual. However, if work is done for other clients in transit, the Company will not reimburse for transit time. If travel time is devoted to working for one or more clients in addition to the Company, the Company should be billed only for the proportionate time. Unless agreed to in advance, time away from home or the office which is not in transit or spent performing legal services will not be compensated.

      F. Charges in excess of Proposal amounts will not be paid unless the billing attorney is able to provide justification for such charges. Charges will not be accepted for repetitive work, unnecessary internal conferences, training or over-staffing. The Firm will not charge for the negotiation or preparation of any agreement between the Company and the Firm for services by the Firm, for the Firm's billings, for the preparation of billing estimates or explanations of charges or for any work of a similar nature.

      G. In litigation matters, charges for more than one attorney attending meetings, depositions, court appearances and trial will not be accepted absent advance approval by the Company or unusual circumstances. Expert witnesses, investigators, consultants or local counsel may not be retained without the Company's prior approval.

      H. The Company reserves the right to audit all charges billed to it utilizing its internal auditors or auditing firms designated by it.

      I.  Please submit invoices to:

            Legal Department
            Orange and Rockland Utilities, Inc.
            One Blue Hill Plaza
            Pearl River, NY  10965

                          ORANGE AND ROCKLAND UTILITIES, INC.
                                   AND SUBSIDIARIES
                              LAW FIRM BILLING PROCEDURES


                                     Attachment 1

                                 Billing For Expenses


1.    Payment for actual charges only; required documentation

            With respect to billing for disbursements, the Company will only accept charges which reflect the actual cost incurred. Expenses should be itemized with documentation available on request for all expense items of $100 or above. When documentation is requested, the Company expects to be provided with an actual vendor invoice reflecting the charge. If the allowable expense does not involve a vendor (e.g., in-house document duplication), then a unit log detailing how the costs were incurred should be provided.

2.    Copying

            All billing which includes charges for copying must reflect the number of copies made and the charge per page. Copying should be done in a cost effective manner absent extenuating circumstances. In this regard, large volume copying should be contracted out to a commercial service where appropriate. Large volume copying charges will be reviewed and charges for in-house copying which are substantially higher than commercial rates will be questioned and may be disallowed. Invoices from copying services should be retained and provided to the Company on request.

3.    Telecopying; overnight mail

            The Company will not pay for receipt by counsel of telecopies from the Company or from third parties on Company matters. Counsel should apply discretion when determining to send correspondence via overnight mail. Supporting documentation for telecopying and overnight mail should be available on request.

4.    Travel-related Expenses

      -     Air travel

                  The Company expects counsel to obtain the lowest fare
            available. Any price paid above coach fare will be disallowed absent prior approval or extenuating circumstance.

      -     Mileage; ground transportation

                  Common sense should dictate the mode of transportation
            utilized on Company matters - personal automobile, public transportation, taxi or rental of automobiles used by counsel. Mileage for personal automobile use will be reimbursed in accordance with the per mile rate approved by the IRS. Reimbursement for car rental expense is limited to compact or intermediate cars. Limousine or car service use will require prior approval. Car rentals should be limited to instances where such method of transportation represents the most economic form in terms of convenience and cost.

      -     Accommodations; personal expenses

                  Reasonable and necessary hotel charges of counsel
            traveling on Company matters will be reimbursed. Counsel may reserve and use standard, first quality motel and hotel facilities. Luxurious and exorbitantly priced accommodations will not be reimbursed in full. Personal items and services (e.g. dry cleaning, laundry, entertainment, toiletries) are not reimbursable.

      -     Food, beverage and entertainment

                  Counsel are expected to use discretion regarding food and
            beverage expense while traveling. Counsel may use standard, first quality restaurants while traveling. Meals at expensive restaurants are not considered necessary and will not be reimbursed. Business entertaining is not reimbursable by the Company unless authorized in advance by the Company.

5.    Extraordinary expenses

            Prior approval from the Company is required before extraordinary expenses (e.g., investigative services, retention of consultants or expert witnesses, computer litigation support services, videotaping of depositions) are incurred.









                                                     APPENDIX C
                    EQUAL EMPLOYMENT PROVISIONS


     For the purposes of this Exhibit, the following terms shall have the meaning indicated:
     "Agreement" shall mean the Agreement, to which this Exhibit is appended and of which it is a part.

     "Contracting officer", "agency contracting officer", and "contracting agency", shall mean Orange and Rockland
      Utilities, Inc.

     "Government contracts" shall be deemed to include this Agreement.

     "Seller" shall mean the Contractor and its permitted assigns under the Agreement.

     Except as Seller may indicate Seller's exception from the applicability of the following provisions, Seller represents, warrants and agrees as follows:
     1.   Equal Employment Opportunity: ( / / Seller is exempt )
     (a) Seller will not discriminate against any employee or applicant for employment because of age, race, color, religion, sex or national origin. Seller will take affirmative action to ensure that applicants are employed, and that employees are treated during employment, without regard to their age, race, color, religion, sex or national origin. Such action shall include, but not be limited to, the following: employment, upgrading, demotion or transfer; recruitment or recruitment advertising; lay-off or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship. Seller agrees to post in conspicuous places, available to employees and applicants for employment, notices to be provided by the contracting officer setting forth the provisions of this non-discrimination clause.
     (b) Seller will, in all solicitations or advertisements for employees placed by or on behalf of Seller, state that all qualified applicants will receive consideration for employment without regard to age, race, color, religion, sex or national origin.
     (c) Seller will send to each labor union or representative of workers with which Seller has a collective bargaining agreement or other contract or understanding, a notice to be provided by the agency contracting officer, advising the labor union or workers' representative of the Seller's commitments under this Equal Employment Opportunity clauses and shall post copies of the notice in conspicuous places available to employees and applicants for employment.
     (d) Seller will comply with all provisions of Executive Order 11246 of September 24, 1965 ("Executive Order 11246") and the rules, regulations and relevant orders of the Secretary of Labor.
     (e) The Seller will furnish all information and reports required by Executive Order 11246 and by the rules, regulations and orders of the Secretary of Labor and will permit access to his books, records and accounts by the contracting officer and the Secretary of Labor for purposes of investigation to ascertain compliance with such rules, regulations and orders.
     (f) In the event of Seller's noncompliance with the non-discrimination clauses of this contract or with Executive Order 11246 or any of such rules, regulations or orders of the Secretary of Labor, this Agreement may be cancelled, terminated or suspended in whole or in part and Seller may be declared ineligible for further Government contracts in accordance with procedures authorized in Executive Order 11246, and such other sanctions may be imposed and remedies invoked as provided in Executive Order 11246, or by rule, regulation or order of the Secretary of Labor, or as otherwise provided by law.
     (g) Seller will include the provisions of paragraph (a) through (g) of this clause in every subcontract or purchase order unless exempt by rules, regulations or orders of the Secretary of Labor issued pursuant to Section 204 of Executive Order 11246, so that such provisions will be binding upon each subcontractor or vendor. Seller will take such action with respect to any subcontract or purchase order as the contracting agency may direct as means of enforcing such provisions, including sanctions for noncompliance; provided, however, that in the event Seller becomes involved in, or is threatened with, litigation with a subcontractor or vendor as a result of such direction by the contracting agency, Seller may request the United States to enter such litigation to protect the interests of the United States.
     2.   Certificate of Nonsegregated Facilities:
          ( / / Seller is exempt)

     Seller certifies that Seller does not maintain or provide for Seller's employees any segregated facilities at any of Seller's establishments, and that Seller does not permit Seller's employees to perform their services at any location, under Seller's control, where segregated facilities are maintained. Seller certifies further that Seller will not maintain or provide for Seller's employees any segregated facilities at any of Seller's establishments, and that Seller will not permit Seller's employees to perform their services at any location, under Seller's control, where segregated facilities are maintained. Seller agrees that a breach of this certification is a violation of the Equal Opportunity clause in this order.
     As used in this certification, the term "segregated facilities" means any waiting rooms, work areas, rest rooms and wash rooms, restaurants and other eating areas, time clocks, locker rooms and other storage or dressing areas, parking lots, drinking fountains, recreation or entertainment areas, transportation and housing facilities provided for employees which are segregated by explicit directive or are in fact segregated on the basis of age, race, color, religion or national origin, because of habit, local custom or otherwise. Seller further agrees that (except where Seller has obtained identical certifications from proposed subcontractors for specific time periods) Seller will obtain identical certifications from proposed subcontractors prior to the award of subcontracts exceeding $10,000 which are not exempt from the provisions of
the Equal Opportunity clause;   that Seller will forward the
following notice to such proposed subcontractors (except where the proposed subcontractors have submitted identical certifications for specific time periods):
               "NOTICE TO PROSPECTIVE SUBCONTRACTORS
                OF REQUIREMENT FOR CERTIFICATIONS ON
                NON-SEGREGATED FACILITIES"
          A certificate of Nonsegregated Facilities must be submitted prior to the award of a subcontract exceeding $10,000 which is not exempted from the provisions of the Equal Employment Opportunity clause contained in Section 202 of Executive Order 11246 of September 24, 1965. The certification may be submitted either for each subcontract or for all subcontracts during a period (i.e., quarterly, semi-annually, or annually).

     NOTE: The Penalty for making false statements in offers is prescribed in 18 U. S. C. 1001.

     3. Employment of the Handicapped: ( / / Seller is exempt) Seller shall take affirmative action to employ and advance in employment and otherwise treat qualified handicapped individuals, without discrimination based upon their physical or mental handicap, as required by Section 60-747.3 and
Section 60-741.4 of Title 41 of the Code of Federal Regulations.
     4.   Special Disabled and Vietnam Era Veterans:
     Unless otherwise exempt from the provisions of the Vietnam Era Veterans Readjustment Act of 1972, Seller shall list all suitable employment openings with the local employment service office and take affirmative action to employ, and advance in employment, qualified special disabled veterans and veterans of the Vietnam Era without discrimination based on their disability or veterans status.
     5. Utilization of Small Business Concerns and Small Disadvantaged Business Concerns:
          ( / / Seller is exempt from this clause.)

     (a) It is the policy of the United States that small business concerns and small business concerns owned and controlled by socially and economically disadvantaged individuals shall have the maximum practicable opportunity to participate in the performance of Government contracts.
     (b) Seller agrees to use Seller's best efforts to carry out this policy in the award of Seller's subcontracts to the fullest extent consistent with the efficient performance of this order. The Seller further agrees to cooperate in any studies as may be conducted by the United States Small Business Administration or the awarding agency of the United States as may be necessary to determine the extent of the Seller's compliance with this clause.
     (c) As used in this clause, the term "small business concern" shall mean a small business as defined pursuant to
Section 3 of the Small Business Act and relevant regulations promulgated pursuant thereto. The term "small business concern controlled by socially and economically disadvantaged individuals" shall mean a small business concern--
     1. which is at least 51 percent owned by one or more socially and economically disadvantaged individuals; or in the case of any publicly-owned business, at least 51 percent of the stock of which is owned by one or more socially and economically disadvantaged individuals, and
     2. whose management and daily business operations are controlled by one or more of such individuals.

          The Seller shall presume that socially and economically disadvantaged individuals include Black
          Americans, Hispanic Americans, Native Americans, Asian-
          Pacific Americans, Asian-Indian Americans and other minorities, or any other individual found to be disadvantaged by the Administration pursuant to
          Section 8(a) of the Small Business Act.

     (d) Seller acting in good faith may rely on written representations by his subcontractors regarding their status as either a small business concern or a small business concern owned and controlled by socially and economically disadvantaged individuals.
     6.   Utilization of Women-Owned Small Businesses:
     Seller shall use his best efforts to give women-owned small businesses the maximum practicable opportunity to participate in the subcontracts or orders it awards to the fullest extent consistent with the efficient performance of the contract.
     As used in this clause "women-owned small businesses" means business that are at least 51 percent owned by women who are United States citizens and who also control and operate the business. "Control" means exercising the power to make policy decisions, and "operate" means being actively involved in the day-to-day management of the business.
     7.   Affirmative Action Compliance Programs:
     Seller agrees to develop a written Affirmative Action Compliance Program for each of its establishments as required by
Section 60-250 of Title 41 of the Code of Federal Regulations.








EQEMPPRO.WP
7/01/94